Exhibit 99.2

resTORbio Announces Additional RTB101 Phase 2b Data Demonstrating Decreased Incidence of Laboratory-Confirmed RTIs with Severe Symptoms, Total Infections and UTIs

- RTB101 10 mg once daily decreased incidence of laboratory-confirmed respiratory tract infections (RTIs) with severe symptoms by 52.1% vs. placebo (p=0.034) -

- In addition to decreasing the incidence of laboratory-confirmed RTIs by 30.6% vs. placebo (p=0.025), RTB101 10 mg once daily decreased incidence of total infections of any kind by 23.6% vs. placebo (p=0.032) -

- RTB101 10 mg twice daily and once daily decreased incidence of urinary tract infections (UTIs) by 74.6% (p=0.027) and 34.4% (p=0.156), respectively, vs. placebo -

- Company expects to initiate pivotal Phase 3 program with RTB101 10 mg once daily in RTIs in 1H19 -

BOSTON, October 16, 2018 — resTORbio, Inc. (Nasdaq: TORC) today announced additional positive results from its dose-ranging Phase 2b clinical trial of RTB101, an oral, selective and potent inhibitor of target of rapamycin complex 1 (TORC1), in respiratory tract infections (RTIs), as well as results from pre-specified analyses for any infection and urinary tract infections (UTIs). Analysis of secondary and exploratory endpoints expands upon positive topline results announced in July 2018, which demonstrated a statistically significant 30.6% reduction in the percentage of patients with laboratory-confirmed RTIs during the 16-week treatment period in the RTB101 10 mg once daily dosing cohort compared to the placebo cohort (p=0.025).

“RTB101 10 mg once daily was observed to decrease not only the incidence of RTIs, but also the severity of RTI symptoms. We look forward to advancing this dose in a planned Phase 3 program for reducing the incidence of RTIs in high-risk elderly patients,” said Joan Mannick, M.D., Co-Founder and Chief Medical Officer of resTORbio. “These data also demonstrate that RTB101 may decrease the incidence of other infections in the elderly, including UTIs. It remains to be determined if the most efficacious RTB101 dose for preventing RTIs and UTIs differs because UTIs occur in a different organ system and are caused by different pathogens than RTIs. We continue to develop our clinical strategy for UTIs, including dose selection.”

resTORbio reported the following additional pre-specified analyses of secondary and exploratory endpoints:

Severity and incidence of laboratory-confirmed RTIs:

•	Decreased severity of laboratory-confirmed RTI symptoms during 16 weeks of study drug treatment (severe RTI symptoms were defined as those that prevent normal activities):

•	RTB101 10 mg once daily: 52.1% reduction in the percentage of patients with severe laboratory-confirmed RTI symptoms compared to placebo (odds ratio [OR]=0.437; p=0.034).

•	RTB101 5 mg once daily: 41.3% reduction in the percentage of patients with severe laboratory-confirmed RTI symptoms compared to placebo (OR=0.560; p=0.152).

•	No reduction in the percentage of patients with severe laboratory-confirmed RTI symptoms was observed with RTB101 10 mg twice daily or with RTB101 in combination with everolimus.

•	Decreased incidence of laboratory-confirmed RTIs during 16 weeks of study drug treatment and an additional 8 weeks of follow-up off study drug (for a total of 24 weeks):

•	RTB101 10 mg once daily: 27.5% reduction in the percentage of patients with laboratory-confirmed RTIs compared to placebo during the 24 weeks (OR=0.623; p=0.030).

•	RTB101 5 mg once daily: 19.3% reduction in the percentage of patients with laboratory-confirmed RTIs compared to placebo during the 24 weeks (OR=0.604; p=0.097).

•	No reduction in the percentage of patients with laboratory-confirmed RTIs was observed with RTB101 10 mg twice daily or with RTB101 in combination with everolimus.

Incidence of total infections of any kind (laboratory-confirmed RTIs and other infections) during 16 weeks of study drug treatment:

•	Decreased incidence of any infections:

•	RTB101 10 mg once daily: 23.6% reduction in the percentage of patients with any infection compared to placebo (OR=0.653; p=0.032).

•	RTB101 10 mg twice daily: 15.4% reduction in the percentage of patients with any infection compared to placebo (OR=0.780; p=0.192).

•	No reduction in the percentage of patients with any infection was observed with RTB101 5 mg once daily or with RTB101 in combination with everolimus.

Incidence of UTIs during 16 weeks of study drug treatment:

•	Decreased incidence of UTIs:

•	RTB101 10 mg once daily: 34.4% reduction in the percentage of patients with one or more UTIs compared to placebo (OR=0.601; p=0.156).

•	RTB101 10 mg twice daily: 74.6% reduction in the percentage of patients with one or more UTIs compared to placebo (OR= 0.211; p=0.027).

•	No reduction in the percentage of patients with one or more UTIs was observed with RTB101 5 mg once daily or with RTB101 in combination with everolimus.

Consistent with prior Phase 2b data, RTB101 was observed to be safe and well-tolerated.

Detailed results from this Phase 2b trial will be submitted for presentation at an upcoming medical meeting.

“These data further support the potential of RTB101 as a novel therapy to enhance immune function and reduce the incidence of RTIs in the elderly, which are a leading cause of hospitalization and mortality in the elderly. The activity of RTB101 in each patient subgroup in the study was consistent with what was observed in previously reported data from this trial,” said Chen Schor, Co-Founder, President and CEO of resTORbio. “We look forward to our end-of-Phase 2 meeting with the U.S. Food and Drug Administration and expect to initiate our pivotal Phase 3 program to reduce the incidence of RTIs in the first half of 2019.”

A corporate presentation, which includes resTORbio’s Phase 2b trial results, can be found on the Company’s website at: http://ir.restorbio.com/news-and-events/presentations.

Phase 2b Trial Design

The purpose of the exploratory dose-finding, randomized, double-blind, placebo-controlled, multi-center Phase 2b clinical trial was to determine if RTB101 alone or in combination with everolimus decreased the incidence of RTIs in high-risk elderly patients, as well as to evaluate safety and tolerability alone or in combination with everolimus, to support dose selection for pivotal trials.

The study enrolled 652 patients at increased risk of morbidity and mortality from RTIs including patients who were: (i) 85 years of age or older, or (ii) 65 years of age or older with asthma, type 2 diabetes (T2DM), chronic obstructive pulmonary disease (COPD) or current smokers. The study consisted of two parts. Part 1 was conducted during the winter cold and flu season in the southern hemisphere and 179 elderly patients were randomized to receive either placebo, RTB101 5 mg once daily or RTB101 10 mg once daily. At the end of Part 1, an interim analysis was conducted by an unblinded data monitoring committee who selected the RTB101 10 mg once daily dose to move forward into Part 2 of the study. Part 2 was conducted during the winter cold and flu season in the northern hemisphere and 473 elderly patients were randomized to receive either placebo, RTB101 10 mg once daily, RTB101 10 mg twice daily, or RTB101 10 mg in combination with everolimus 0.1 mg once daily. All patients were treated with study drug for 16 weeks, and then were followed for an additional 8 weeks off study drug.

The primary endpoint of the trial was a reduction, as compared to placebo, in the percentage of patients with one or more laboratory-confirmed RTIs during the 16 weeks of study drug treatment. A pre-specified exploratory endpoint was a reduction, as compared to placebo, in the percentage of patients with one or more laboratory-confirmed RTIs in each of the patient subgroups (≥ 85 years of age, ≥ 65 years of age with asthma, COPD, T2DM, or current smokers). Statistical significance was defined as a nominal p-value below 0.05. Per the protocol, a pre-specified analysis included all patients enrolled in both Part 1 and Part 2 to increase the power of the study.

Additional information about the study [NCT03373903] can be obtained at www.ClinicalTrials.gov.

About Respiratory Tract Infections

The reduced ability of the aging immune system to effectively detect and fight infections results in increased susceptibility of the elderly to RTIs. In the U.S., RTIs are the fourth leading cause of hospitalizations and seventh leading cause of death in people age 65 years and older. Additionally, the majority of asthma exacerbations are caused by RTIs, and the majority of RTIs are caused by viruses for which there are no currently approved therapies.

About Urinary Tract Infections

UTIs are one of the most common bacterial infections in the elderly, especially in women. Nearly 10% of women age 65 and older and nearly 30% of women age 85 and over report having an UTI annually. In 2011, UTI-related hospitalizations in the U.S. resulted in a total of $2.8 billion in healthcare costs. Currently, continuous daily low-dose antibiotic prophylactic regimens are used to prevent recurrence of symptomatic UTIs and contribute to the development of multidrug resistant bacteria.

About RTB101

RTB101 is an oral, selective, and potent inhibitor of TORC1. RTB101 inhibits the phosphorylation of multiple targets downstream of TORC1. Inhibition of TORC1 has been observed to extend lifespan and healthspan in aging preclinical species and to enhance immune, cardiac and neurologic functions, suggesting potential benefits in several aging-related diseases.

About resTORbio

resTORbio, Inc. is a clinical stage biopharmaceutical company targeting TORC1 and other biological pathways that regulate aging to develop innovative medicines with the potential to extend healthy lifespan. resTORbio’s lead program is selectively targeting TORC1, an evolutionarily conserved pathway that contributes to the decline in function of multiple organ systems, including the immune, cardiovascular and central nervous systems.

Forward Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, express or implied statements or guidance regarding our plans to develop and commercialize RTB101 alone or in combination with everolimus, including the therapeutic potential and clinical benefits thereof and the potential patient populations that may be addressed by our product candidates, our ongoing and future clinical trials for RTB101 alone or in combination with everolimus, including the timing of the initiation and anticipated results of these trials, the intended regulatory path for our product candidates and interactions with regulatory authorities, our ability to replicate results achieved in our clinical trials in any future trials, as well as our ability to conduct an end-of-Phase 2 meeting with the U.S. Food and Drug Administration,constitute forward-looking statements identified by words like “believe,” “expect,” “may,” “will,” “should,” “seek,” “anticipate,” or “could” and similar expressions. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, without limitation, risks associated with: the delay of any planned clinical trials and/or development of RTB101, either alone or in combination with everolimus; our ability to successfully demonstrate the efficacy and safety of our lead product candidate; the clinical results for our lead product candidate which may not support further development of additional indications; uncertainties related to the results of our clinical trials not being predictive of future results in connection with future trials; and obtaining, maintaining and protecting our intellectual property; as well as those risks more fully discussed in the section entitled “Risk Factors” in the Annual Report on Form 10-K filed by resTORbio, Inc. with the Securities and Exchange Commission, as well as discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the Securities and Exchange Commission. In addition, any forward-looking statements represent our views only as of today and should not be relied upon as representing its views as of any subsequent date. resTORbio explicitly disclaims any obligation to update any forward-looking statements.

Investor Contact:

Jennifer Robinson

resTORbio, Inc.

857-772-7029

jrobinson@restorbio.com

Media Contact:

Christopher Hippolyte

Biosector 2

212-364-0458

christopher.hippolyte@syneoshealth.com